Exhibit 5.2


                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                               New York, NY 10019








                                           June 22, 2001



IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:


          We have acted as counsel to IDACORP, Inc., an Idaho corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4, which the Company filed on March 22, 2001 under the Securities Act of 1933, as amended (the "Act"), as it is proposed to be amended by Amendment No. 2 thereto, which the Company expects to file on or shortly after the date hereof (the "Registration Statement").


          The Registration Statement relates to 350,000 shares of the Company's Common Stock, without par value, (the "Stock"), and the Preferred Share Purchase Rights attached thereto (the "Rights")(the Stock and the Rights collectively referred to as the "Shares"), which Shares have been repurchased by the Company and held as treasury stock, and which Shares will be offered for exchange to shareholders of RMC Holdings, Inc. pursuant to the Company's Offer to Exchange Shares of Common Stock of IDACORP, Inc. for up to 3,594,108 Outstanding Shares of Common Stock of RMC Holdings, Inc. (the "Share Exchange").

          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Acquisition Agreement by and between IDACORP, Inc. and RMC Holdings, Inc., dated as of August 1, 2000, as amended; (ii) the Key Shareholders Exchange Agreement among IDACORP, Inc., Certain Persons Listed on Annex A and RMC Holdings, Inc., dated as of August 1, 2000, as amended; (iii) the Purchase and Sale Agreement by and between RMC Holdings, Inc. and Certain Shareholders of RMC Holdings, Inc., dated as of August 1, 2000; (iv) the Rights Agreement, dated as of September 10, 1998 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"); (v) the Articles of Incorporation, as amended, and Amended Bylaws of the Company, as in effect on the date hereof; (vi) resolutions adopted by the Board of Directors of the Company relating to the Share Exchange, the Registration Statement and the Rights Agreement; and (vii) such other documents, certificates and records as we have deemed necessary or appropriate. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, records, certificates and documents. We have also assumed the regularity of all corporate procedures.


          Based upon the foregoing, and subject to the qualifications herein expressed, we are of the opinion that the Stock of IDACORP, Inc. deliverable in connection with the Share Exchange has been legally issued, and is fully paid and non- assessable and the Rights are legally issued and are binding obligations of IDACORP, Inc.

          The matters relating to the Shares are governed by the law of the State of Idaho. In regard to the Rights, we note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provide that nothing contained in the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements", such as the Rights Agreement, that "deny rights . . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

          Because we are not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to express a professional judgment as to how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, we are able to advise you of our opinion as expressed herein, which reflects our professional conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law) likely would rule. Although we are not admitted to practice in the State of Idaho, we have conferred with Robert W. Stahman, Esq., Vice President, General Counsel and Secretary of the Company, for purposes of rendering this opinion. General Counsel and we have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above, the adoption by the Company of the Rights Agreement and the status of the Rights, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering our opinion, we have assumed that Delaware corporate law, as expressed in court decisions applying that law, with which we are familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights. If, however, such a court did not apply the corporate law of Delaware to the Rights Agreement and the Rights, we cannot express a professional judgment as to the conclusions such a court would reach or as to the effect of such conclusions, whether positive or negative, on the Rights.


          With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting the Delaware laws, and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Robert W. Stahman, Vice President, General Counsel and Secretary of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Opinions" in said Registration Statement and any amendments thereto, and in the Prospectus constituting a part thereof.


                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.